Exhibit 3.5

ROSS MILLER Secretary of State 206 North Carson Street Carson City, Nevada 89701-4290 (776) 684 5708 Website: secretaryofstate.biz

Filed in the office of	Document Number
/s/ Ross Miller	20080097980-63
Ross Miller	Filing Date and Time
Secretary of State	02/12/2008 9:06 AM
State of Nevada	Entity Number
E0086342008-4

Articles of Organization
Limited-Liability Company
(PURSUANT TO NRS 86)

USE BLACK IN ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

1.	Name of Limited-	Aquarius Gaming LLC	Check box if a
	Liability Company:		Series Limited-
	(must contain approved		Liability Company
	limited-liability company		☐
wording: see instructions)

2.	Resident Agent	Brownstein Hyatt Farber Schreck, P.C.
	Name and Street	Name
	Address:	300 South Fourth Street, Suite 1200	Las Vegas	Nevada	89101
	(must be a Nevada address	(MANDATORY) Physical Street Address	City		Zip Code
where process may be
	served)	(OPTIONAL) Mailing Address	City	State	Zip Code

3.	Dissolution Date:
	(OPTIONAL: See	Latest date upon which the company is to dissolve (if existence is not perpetual):
instructions)

4.	Management:	Company shall be managed by ☐ Manager(s) or ☒ Members
(check only one box)

5.	Name and Address	American Casino & Entertainment Properties LLC
	of each Manager or	Name
	Managing Member:	2000 Las Vegas Blvd. South	Las Vegas	NV	89104
	(attach additional page	Address	City	State	Zip Code
if more than 3)
Name

		Address	City	State	Zip Code

Name

		Address	City	State	Zip Code

6.	Name Address and
	Signature of	Ellen Schulhofer	/s/ Ellen Schulhofer
	Organizer:	Name	Signature
(attach additional page
if more than 1)
		Address	City	State	Zip Code

7.	Certificate of	I hereby accept appointment as Resident Agent for the above named limited-liability company.
Acceptance of
	Appointment of	/s/ Ellen Schulhofer		Feb 12, 2008
	Resident Agent:	Authorized Signature of R.A. or On Behalf of R.A. Company		Date

This form must be accompanied by appropriate fees.	*****

SEE ATTACHMENT

ATTACHMENT TO
ARTICLES OF ORGANIZATION
OF
AQUARIUS GAMING LLC

The Articles of Organization of Aquarius Gaming LLC (the “Company”) consist of the articles set forth on the preceding page and the additional articles set forth on this Attachment as follows:

8.             Registered Office.

The Company may, from time to time, in the manner provided by law, change the resident agent and the registered office in the State of Nevada.  The Company may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

9.             Management.

The management of the Company shall be vested in its member in the manner prescribed by the Company’s operating agreement.  The name and address of the entity who is the Company’s initial member is set forth in Article 5 on the preceding page.

10.           Payment of Expenses.

In addition to any other rights of indemnification permitted by the laws of the State of Nevada as may be provided for by the Company in these Articles of Organization, the Company’s operating agreement or any other agreement, the expenses of members incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such members in their capacities as members of the Company, must be paid by the Company, or through insurance purchased and maintained by the Company or through other financial arrangements made by the Company as permitted by the laws of the State of Nevada, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an unsecured undertaking by or on behalf of the members to repay the amount if it is ultimately determined by a court of competent jurisdiction that they are not entitled to be indemnified by the Company.

Any repeal or modification of this Article 10 approved by the members of the Company shall be prospective only.  In the event of any conflict between this Article 10 and any other article of the Company’s Articles of Organization, the terms and provisions of Article 10 shall control.

11.           Compliance with Gaming Laws.

(a)           Purpose.  The purpose and general nature of the business to be conducted by the Company is to operate, manage and conduct gaming in a gaming casino or other facilities in the State of Nevada.  The Company may also engage in any other lawful act or activity for which limited liability companies may be formed under the laws of the State of Nevada.

(b)           Determination of Unsuitability.  Notwithstanding anything to the contrary expressed or implied in the Articles of Organization of the Company, the sale, assignment, transfer, pledge, granting of an option to purchase or other disposition of any interest in the Company is ineffective unless approved in advance by the Nevada Gaming Commission (the “Commission”).  If at any time the Commission finds that a member that owns any such interest is unsuitable to hold an interest in the Company, the Commission shall immediately notify the Company of that fact and the Company shall, within ten (10) days from the date that it receives the notice from the Commission, return to the unsuitable member the amount of his or her capital account as reflected on the books of the Company or the owner shall dispose of such interest as provided by the gaming laws and regulations of the State of Nevada.  Beginning on the date when the Commission serves notice of a determination of unsuitability, pursuant to applicable law, it is unlawful for the unsuitable member:  (a) to receive any dividend or interest or any payment or distribution of any kind, including any share of the distribution of profits or cash or any other property of, or payments upon dissolution of, the Company, other than a return of capital; (b) to exercise directly or through a proxy, trustee or nominee, any voting right conferred by such interest; or (c) to receive any remuneration in any form from the Company or from any company holding a gaming license, for services rendered or otherwise.  Any member that is found unsuitable by the Commission shall return all evidence of any ownership in the Company to the Company, and the unsuitable member shall no longer have any direct or indirect interest in the Company.

(c)           Redemption of Interest.  Notwithstanding the foregoing, to the extent permitted by applicable gaming laws and the Nevada gaming authorities, if a member has been found by the Commission to be unsuitable, the Company shall have the right to redeem or the unsuitable member shall dispose of its member’s interest in the Company as provided in the Company’s operating agreement.

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